                                                                Exhibit 11(b)(1)










                                    LOAN AGREEMENT


                                       BETWEEN


                                BORDEN CHEMICAL, INC.

                                     AS BORROWER



                                         AND


                                     BORDEN, INC.

                                      AS LENDER



                                     JULY 1, 1996

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                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Section 1.  Definition and Accounting Terms.................................  1
    1.1  Certain Defined Terms..............................................  1
    1.2  Computation of Time Periods........................................ 10
    1.3  Accounting Terms................................................... 10

Section 2.  Revolving Credit Loans.......................................... 10
    2.1  Revolving Credit Commitment........................................ 10
    2.2  Revolving Credit Loans............................................. 10
    2.3  Revolving Credit Note.............................................. 10
    2.4  Commitment Fee..................................................... 12
    2.5  Additional Amounts................................................. 12

Section 3.  Term Loans...................................................... 13
    3.1  Term Loans......................................................... 13
    3.2  Term Note.......................................................... 13
    3.3  Prepayments of Term Notes.......................................... 13
    3.4  Additional Amounts................................................. 14

Section 4.  Conditions of Borrowing......................................... 14
    4.1  Conditions Precedent to the Initial Loans.......................... 14
    4.2  Conditions Precedent to Each Loan.................................. 15

Section 5.  Warranties...................................................... 15
    5.1  Representations and Warranties of the Borrower..................... 15

Section 6.  Covenants of the Borrower....................................... 16
    6.1  Affirmative Covenants.............................................. 16
    6.2  Negative Covenants................................................. 18
    6.3  Reporting Requirements............................................. 22

Section 7.  Events of Default............................................... 25
    7.1  Events of Default.................................................. 25



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                                                                           Page
                                                                           ----

Section 8.  Miscellaneous.................................................. 28
    8.1  Amendments, Etc................................................... 28
    8.2  Notices, Etc...................................................... 28
    8.3  No Waiver; Remedies............................................... 28
    8.4  Indemnification................................................... 29
    8.5  Governing Law..................................................... 30
    8.6  Execution in Counterparts......................................... 30
    8.7  Waiver of Jury Trial.............................................. 30
    8.8  Amendments to the Credit Agreement................................ 30

















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                                    LOAN AGREEMENT


         This Loan Agreement dated as of July 1, 1996 ("Agreement") is made in Columbus, Ohio by and between Borden Chemical, Inc., a Delaware corporation (the "Borrower"), and Borden, Inc., a New Jersey corporation (the "Lender"), who agree as hereinafter set forth.


                                      BACKGROUND

         The Borrower is a recently formed Subsidiary of the Lender. In order to provide funding for anticipated capital expenditures and to provide funding for Borrower's long-term and short-term working capital requirements, Borrower has requested the Lender to lend to it: (i) certain amounts on a revolving credit basis (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans") and (ii) certain amounts on a term loan basis (individually a "Term Loan" and collectively the "Term Loans"). The Lender is willing to make the Revolving Credit Loans and the Term Loans upon the terms and conditions herein.


         SECTION 1.  DEFINITION AND ACCOUNTING TERMS

         1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "ADDITIONAL TERM LOANS" means Term Loans made after the date hereof, if any, in such principal amounts as determined by Lender.

         "AFFILIATE" means, as to any Person (other than a Subsidiary), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by control or otherwise.

         "APPLICABLE PERCENTAGE" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating of Lender in effect on such date as set forth below:

              ==============================  =====================
                   PUBLIC DEBT RATING              APPLICABLE
                      S&P/MOODY'S                  PERCENTAGE
              ------------------------------  ---------------------
              Level 1
              -------

              BBB or Baa2 or above                    .20%
              ------------------------------  ---------------------
              Level 2
              -------

              below BBB or Baa2 but at least
              BBB- or Baa3                            .25%
              ------------------------------  ---------------------
              Level 3
              -------

              below BBB- or Baa3 but at
              least BB or Ba2                         .375%
              ------------------------------  ---------------------
              Level 4
              -------

              below BB and Ba2                        .50%
              ==============================  =====================

         "BORROWER" has the meaning specified in the recital of parties to this Agreement.

         "BORROWER'S SUBSIDIARY(IES)" means the Subsidiary(ies) of the parent (i.e., holding) company of Borrower.

         "BORROWING DATE" has the meaning specified in Section 2.3 (e).

         "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City.

         "BUSINESS YEAR" means a year of three hundred sixty (360) days.

         "CAPITAL EXPENDITURES" means for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower, its parent company and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the Consolidated balance sheet of the Borrower, its parent company and its Subsidiaries; provided that Capital Expenditures shall in any event exclude
    (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored


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    or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property and equipment made within two hundred seventy (270) days of the sale of a similar asset, and (d) any acquisition of stock or assets constituting a business unit which is approved by Lender pursuant to Section 5.02 (e) of the Credit Agreement.

         "CAPITAL PREFERRED STOCK" means the junior and senior capital preferred stock issued by the Borrower or its parent company.

         "CAPITALIZED LEASES" means all obligations of a Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases.

         "COMMITMENT" means the maximum aggregate amount which Lender is obligated to lend hereunder pursuant to its Revolving Credit Loans.

         "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

         "CONSOLIDATED NET DEBT" means for any fiscal period of Borrower, the Total Debt of the Borrower, its parent company and its Subsidiaries on a Consolidated basis net of all cash on deposit (or cash equivalents) and intercompany loans made by the Borrower, its parent company and its Subsidiaries to other Affiliates of Lender.

         "CONSOLIDATED NET INTEREST EXPENSE" means for any fiscal period of the Borrower, the interest on all Debt of the Borrower, its parent company and its Subsidiaries on a Consolidated basis, net of interest income, in accordance with GAAP (excluding, in any event, interest expense, if any, on overdue tax assessments and amortization of financing fees and debt discount).

         "CREDIT AGREEMENT" means that Credit Agreement dated December 15, 1994 as amended and re-stated on May 8, 1996 among Borden, Inc., Borden Foods Holdings, Inc., Wise Foods Holdings, Inc., the Banks and certain other lender parties thereto, BT Securities Corporation, Chase Securities, Inc., Citicorp Securities, Inc. and Credit Suisse as arrangers and Citibank N.A. as Administrative Agent for such other Lenders.

         "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business),
    (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of


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

    such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases ("Capitalized Leases") and (f) all Debt referred to in clauses (a) through
    (e) above, secured by any Lien on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, but only to the extent that, in accordance with GAAP, such Debt would be reflected on the financial statements of such Person.

         "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         "EBITDA" means, for any period, net income (or net loss) of the Borrower, its parent company and its Subsidiaries plus the sum, without duplication, of (a) Consolidated Net Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) extraordinary or unusual losses included in net income (net of taxes to the extent not already deducted in determining such losses and net of extraordinary or unusual gains included in net income) including, without limitation, cumulative effects of accounting changes, discounted operations, restructuring charges and non-cash charges, (f) amortization of any deferred financing fees and debt discount, (g) other non-cash charges,
    (h) gains or losses on asset sales (including sales of accounts receivable), (i) severance and similar expenses, and (j) dividends accrued on securities other than common stock, in each case determined in accordance with GAAP for such period.

         "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereafter "Claims") or any permit issued under any such law, including without limitation (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat or injury to health, safety or the environment.

         "ENVIRONMENTAL LAW" means any federal, state, provincial or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a

    "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

         "EVENTS OF DEFAULT" has the meaning specified in Section 7.1.

         "EXISTING INDEBTEDNESS" means Indebtedness of the Borrower, its parent company and its Subsidiaries outstanding on the date hereof.

         "EURODOLLAR RATE" means, an interest rate per annum equal to the rate per annum obtained by the sum of LENDER'S cost of funds for LIBOR-based borrowings PLUS twenty-five (25) basis points.

         "EURODOLLAR RATE ADVANCE" means an advance that bears interest at the Eurodollar Rate.

         "FAIR MARKET VALUE" means, (a) with respect to any asset sold to any Person that is an Affiliate of the Borrower or the Affiliate Guarantor for consideration of Ten Million and 00/100 Dollars ($10,000,000.00) or more, the appraised fair market value of such asset as determined by a nationally recognized investment banker selected by the Borrower and (b) with respect to any other asset, the value that the Board of Directors of the Person owning such asset or the stock or assets determines to be the fair market value of such asset; provided, in each case that the consideration so determined to equal such fair market value may include notes or other evidence of indebtedness unless the Borrower shall have obtained an appraisal of the fair market value of such asset from a nationally recognized investment banker selected by the Borrower.

         "GAAP" has the meaning specified in Section 1.3.

         "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained electric fluid containing levels of polychlorinated biphenyls and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

         "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or options contracts and other similar agreements including specifically foreign exchange agreements, but excluding commodity agreements.


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

         "INDEBTEDNESS" of any Person means, without duplication, (a) all Debt of such Person, (b) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (c) all obligations of such Person in respect of Hedge Agreements and (d) all Indebtedness of others referred to in clauses (a) through (c) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; provided, however, that amounts so guaranteed shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any such guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "INDEMNIFIED PARTY" has the meaning specified in Section 8.4 (a).

         "INITIAL TERM LOAN" has the meaning specified in Section 3.1.

         "INTEREST PAYMENT DATE" means the first business day of each April, July, October and January.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "LENDER" has the meaning specified in the recital of parties to this Agreement.

         "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

         "LOAN DOCUMENTS" means this Agreement, the Notes and the other certificates and documents delivered by Borrower to Lender hereunder.

         "MATERIAL ADVERSE CHANGE" means any change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its parent company, its parent company and its Subsidiaries taken as a whole that would materially adversely affect the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents (taken as a whole).

         "MATERIAL ADVERSE EFFECT" means a circumstance or condition affecting the business, condition (financial or otherwise), operations, performance or properties of the Borrower, its parent company and its Subsidiaries taken as a whole which would materially adversely affect (a) the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Loan Documents (taken as a whole) or (b) the rights and remedies of the Lender under this Agreement and the other Loan Documents (taken as a whole).

         "MATERIAL SUBSIDIARY" means each Subsidiary of the Borrower AND/OR its parent company now existing or hereafter acquired or formed by the Borrower AND/OR its parent company which (x) for the most recent fiscal year of the Borrower accounted for more than three percent (3%) of the Consolidated revenues of the Lender and Borrower AND/OR ITS PARENT COMPANY or (y) as at the end of such fiscal year, was the owner of more than four percent (4%) of the Consolidated assets of the Lender and the Borrower in each case as shown on the Consolidated financial statements of the Lender and the Borrower AND/OR its parent company for such fiscal year.

         "Note(s)" means a Revolving Credit Note and/or a Term Note(s).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof.

         "PERMITTED LIENS" means (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower, ITS PARENT COMPANY or any of its Subsidiaries imposed by law which are incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and which do not individually or in the aggregate have a Material Adverse Effect; (c) Liens on assets of the Borrower, its parent company or any of its Subsidiaries existing on the date hereof securing Indebtedness in an aggregate principal amount not to exceed One Million and 00/100 Dollars ($1,000,000.00) or arising pursuant to any of the Loan Documents; (d) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.1 (g); (e) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (f) leases or subleases granted to others not interfering in any material respect with the business of the Borrower , its parent company and its Subsidiaries taken as a whole;
    (g) ground leases in respect of real property on which facilities owned or leased by the Borrower, its parent company or any of its Subsidiaries are located; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower, its parent company and its Subsidiaries taken as a

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    whole; (i) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement; (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (k) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower, its parent company or any of its Subsidiaries where such Lien secures the obligations of the Borrower, ITS PARENT COMPANY or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.2 (b); (l) Liens arising pursuant to purchase money mortgages securing Indebtedness financing the purchase price of assets acquired after the date hereof; provided that any such Liens attach only to the assets so purchased to the extent permitted under Section 6.2 (b); (m) Liens on assets permitted to be acquired hereunder; provided that such Liens were existing at the time of such acquisition and were not created in anticipation thereof; and (n) Liens granted in connection with any foreign contract option, futures contract or similar agreement designed to protect the Borrower, its parent company or any of its Subsidiaries from fluctuations in the price of commodities; provided that such Liens attach solely to the commodities which are the subject of such options, contracts or agreements.

         "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "PLAN" means any multi-employer or single-employer plan as defined in
    Section 4001 of ERISA and which is covered by Title IV of ERISA which is maintained or contributed to (or to which there is an obligation to contribute), by the Borrower, its parent company or any of its Subsidiaries or any ERISA Affiliate.

         "PREFERRED DIVIDENDS" means for any fiscal period of the Borrower the dividends required to be paid on Preferred Stock of the Borrower, its parent company and its Subsidiaries on a Consolidated basis.

         "PREFERRED STOCK" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

         "PRINCIPAL PROPERTY" means the manufacturing or processing plants or warehouses owned or leased by the Borrower, the parent company or any Restricted Subsidiary as of the date hereof, as listed on Exhibit C attached hereto and incorporated herein by reference.

         "REAL PROPERTY" of any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

         "RESTRICTED SUBSIDIARY" means any Subsidiary of the Borrower (and/or the Borrower's parent company) which owns, operates or leases one or more Principal Properties and shall not include any other Subsidiary.

         "REVOLVING CREDIT LOAN(S)" has the meaning specified in the recital of the parties to this Agreement.

         "REVOLVING CREDIT NOTE" has the meaning specified in Section 2.3.

         "SENIOR PREFERRED STOCK" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other Preferred Stock issued by such corporation upon any distribution of such corporation's assets.

         "SENIOR PREFERRED DIVIDENDS" means for any fiscal period of the Borrower, the dividends required to be paid on Senior Preferred Stock permitted by Section 5.02(f)(ii) of the Credit Agreement.

         "SUBSIDIARY" of any Person shall mean and include (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) equity interest at the time.

         "TERM LOAN(S)" has the meaning specified in the recital of the parties to this Agreement.

         "TERM NOTE(S)" has the meaning specified in Section 3.2.

         "THIRD PARTY INDEBTEDNESS" means Indebtedness excluding inter-company debt.

         "TOTAL DEBT" means, without duplication, the aggregate of: (a) Debt of the Borrower, its parent company and its Subsidiaries described in clauses (a) through (e) of the definition of "Debt" herein, and (b) outstanding capital of any receivables interests net of the lesser of the
    (1) beginning cash balances existing on January 1, 1996, or (2) average ending cash balances for each of the four (4) consecutive 1996 fiscal quarters.

         "UNFUNDED CURRENT LIABILITY" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, based upon the actuarial assumptions which would be required to be used by the Plan's actuary in connection with the determination of the Plan's accrued benefits pursuant to its termination, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Internal Revenue Code.

         "UNUSED COMMITMENT" has the meaning specified in Section 2.4.

         "VARIABLE RATE" shall mean a fluctuating per annum rate of interest equal to the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank's base rate.

         "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency (but excluding in any event convertible or exchangeable Preferred Stock prior to conversion or exchange, as the case may be).

         1.2 COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP").


         SECTION 2.  REVOLVING CREDIT LOANS

         2.1 REVOLVING CREDIT COMMITMENT. Upon the terms and subject to the conditions of this Agreement, the Lender agrees to make Revolving Credit Loans to the Borrower as provided for at Section 2.2. The maximum aggregate amount which Lender is obligated to lend hereunder pursuant to its Revolving Credit Loans (the "Commitment") is Forty Million and 00/100 Dollars ($40,000,000.00).

         2.2 REVOLVING CREDIT LOANS. The Lender agrees to lend to the Borrower an amount up to the Commitment as Revolving Credit Loans provided that no borrowings can be made if amounts may be borrowed under the Term Note except as provided in Section 2.3(g) herein. Such credit shall be available to the Borrower, subject to the limitations herein, in whole or part and from time to time until December 31, 1997. Any Revolving Credit Loan may be repaid in whole or in part and re-borrowed until December 31, 1997 or the earlier cancellation of the Commitment subject to the limitations herein. Each borrowing under the Revolving Credit Loans shall be as provided for under Section 2.3 and shall be in increments of Fifty Thousand and 00/100 Dollars ($50,000.00) or in integral multiples thereof.

         2.3 REVOLVING CREDIT NOTE. The obligation of the Borrower to repay the unpaid principal amount of each Revolving Credit Loan shall be evidenced by a properly executed Revolving Credit Note (the "Revolving Credit Note") in the form of Exhibit A attached hereto and incorporated herein by this reference. The Revolving Credit Note shall have the following terms:

         (a) AMOUNT. The Revolving Credit Note shall be in the amount of the Commitment and shall be payable to the order of the Lender. Each Revolving Credit Loan made by the Lender and each payment made on account of principal on each Revolving Credit Note shall be recorded and endorsed by the Lender on the Schedule attached to the Revolving Credit Note; provided, however, that the failure of the Lender or any holder to make such notation shall not limit or otherwise affect the obligation of the Borrower thereunder or under this Agreement; and shall be conclusively deemed to be correct in the absence of manifest error.

         (b) TERM. The Revolving Credit Note shall be dated as of January 1, 1996 and shall be due and payable on December 31, 1997.

         (c) INTEREST RATE. From its date the Revolving Credit Note shall bear interest (computed on the basis of the actual number of days elapsed over a Business Year) on the unpaid principal balance thereunder at a fluctuating rate per annum equal to the Variable Rate. Any change in the interest rate on the Revolving Credit Loans due to a change in the Variable Rate shall take effect on the date of change in the Variable Rate.

         (d) INTEREST TENDER DATES. Interest on the Revolving Credit Note shall be payable in arrears daily commencing January 1, 1996.

         (e) LOAN DISBURSEMENTS. Revolving Credit Loan disbursements shall be made to the Borrower pursuant to Borrower's request therefor which shall be written, telegraphic or oral and delivered to the Lender no later than 10:45 a.m. Columbus time on the Business Day on which such Loan is to be made (the "Borrowing Date"). Any such requests received after 10:45 a.m. Columbus time shall not obligate Lender to make such Revolving Credit Loan disbursements on the Borrowing Date and shall bear a penalty charge of one percent (1%) of the amount requested to be disbursed, if the disbursement is made on the same day as the request is made.

         (f) OPTIONAL REPAYMENTS. The Revolving Credit Note may be repaid, at the Borrowers' option, in whole or in part at any time or from time to time, without premium or penalty, in minimum principal amounts of Fifty Thousand and 00/100 Dollars ($50,000.00) or such additional amounts as required to pay the outstanding balance in full, by giving written, telegraphic or oral notice to the Lender not later than 10:45 a.m. Columbus time on the Business Day on which repayment is to be made. When such notice of repayment has been given the Lender, the applicable principal amounts of the Revolving Credit Note shall become due and payable on the designated repayment date. Interest on the principal of the Revolving Credit Note repaid, accrued to such repayment date, shall be due and payable on the next following Interest Payment Date unless the Revolving Credit Note is paid in full, in which event accrued interest thereon shall become due and payable on the repayment date.

         (g) MANDATORY REPAYMENTS. The Borrower shall repay in full the Revolving Credit Note, prior to making any principal payments on its Term Note or redeeming, repurchasing or otherwise reducing the aggregate liquidation preference of its Capital Preferred Stock. However, in the event of any such repayment or repurchase, up to Five Million and 00/100 Dollars ($5,000,000.00) may be borrowed under the Revolving Credit Note provided such amount is repaid within ten (10) BUSINESS DAYS.

         2.4 COMMITMENT FEE. The Borrower agrees to pay to the Lender, as compensation for its Commitment, a commitment fee based on the daily average amount of the Commitment of the Lender against which Revolving Credit Loans are not outstanding (the "Unused Commitment") for the period beginning January 1, 1996 and ending December 31, 1997, or on the sooner termination in full of the Commitment, payable on each Interest Payment Date or, if the Commitment is fully terminated, on the date of such termination. The amount of the commitment fee payable to the Lender shall be equal to product derived by multiplying the Unused Commitment by the Applicable Percentage.

         2.5 ADDITIONAL AMOUNTS. In connection with each Revolving Credit Loan made by Lender hereunder, Borrower shall from time to time upon the written request of Lender pay Lender such additional amounts as shall be sufficient to compensate Lender for all fees, assessments and costs of borrowing incurred by Lender relating directly to such Revolving Credit Loan. All amounts payable pursuant to this Section 2.5 shall be based upon Lender's reasonable allocation of the aggregate of such costs and shall be set forth in reasonable detail in the written request for payment, which written request shall be prima facie evidence, absent manifest error, as to the amount thereof.

         2A.(1)  ADVANCES.   Upon the terms and subject to the conditions of
this Agreement, the Lender agrees to make to the Borrower as provided for in this Section 2A Eurodollar Rate Advances. Each Eurodollar Rate Advance will be treated as a Revolving Credit Loan and, therefore, included in the Borrower's aggregate Revolving Credit Commitment made by the Lender to the Borrower under the Loan Agreement. Each advance shall be in increments of Fifty Thousand and 00/100 Dollars ($50,000.00) or in integral multiples thereof. However, the Borrower may have no more than five (5) advances outstanding simultaneously.

         (2) MAKING THE ADVANCE. Each advance shall be made on notice, given not later than 10:30 a.m. New York City time on the third Business Day prior to the date of the proposed advance. Each notice of an advance shall be by telephone, telex, telecopier or cable confirmed immediately in writing in substantially the form of Exhibit 2A hereto, specifying therein the requested
(i) date of such advance, (ii) aggregate amount of such advance, and (iii) the interest period for each such advance (i.e., the period commencing on the date of the advance and ending on the last day of a thirty (30) day period). Each notice of advance shall be irrevocable and binding on the Borrower.

         (3) INTEREST. The Borrower shall pay interest on the unpaid principal amount of each advance owed to the Lender from the date of such Advance until such principal amount shall be paid in full, at the Eurodollar Rate.

         (4) PAYMENT. The Borrower shall repay any outstanding Eurodollar Rate Advance in full on the last Business Day of the corresponding thirty (30) day period. However, Borrower may not prepay any Eurodollar Rate Advance prior to the end of this interest period.


         SECTION 3.  TERM LOANS

         3.1 TERM LOANS. Upon the terms and subject to the conditions of this Agreement, the Lender agrees to make a Term Loan to the Borrower as of the date of this Agreement and thereafter, in Lender's complete discretion, such additional Term Loans in increments of not less than One Million and 00/100 Dollars ($1,000,000.00) on such terms and conditions as Lender may determine upon the request of Borrower (individually a "Term Loan" and collectively the "Term Loans"). The initial Term Loan shall be in the principal amount of $0.00 (the "Initial Term Loan"). To the extent that any capital Preferred Stock has been repurchased by Borrower, or its parent company or Subsidiaries the amount so repurchased will be available for borrowing and included in the available Term Loan Capacity and in the event of such repurchase, up to Five Million and 00/100 Dollars ($5,000,000.00) may be borrowed under, the Revolving Note provided such amount is repaid within ten (10) business days. The Term Loans made after the date hereof, if any, shall be in such principal amounts as determined by the Lender (the Additional Term Loans).

         3.2 TERM NOTE. The obligation of the Borrower to repay the aggregate unpaid principal amount of each Term Loan shall be evidenced by a properly executed Term Note (individually a "Term Note" and collectively the "Term Notes") in the form of Exhibit B attached hereto and incorporated herein by this reference. The terms of the Term Notes evidencing Additional Term Loans shall be those terms as are specifically set forth therein. The Term Note evidencing the Initial Term Loan shall have the following terms:

         (a) AMOUNT. The Term Note shall be in the amount of the Initial Term Loan and shall be payable to the order of the Lender.

         (b) TERM. The Term Note shall be dated as of the date of this Agreement and the unpaid balance thereon shall be due and payable on November 30, 1999.

         (c) INTEREST RATE. The Term Note shall bear interest (computed on the basis of the actual number of days elapsed over a Business Year) on the unpaid principal balance thereof at a fixed rate per annum.

         (d) INTEREST PAYMENT DATE. Interest on the Term Note shall be payable in arrears on each Interest Payment Date commencing January 1, 1996.

         3.3 PREPAYMENTS OF TERM NOTES. The Term Notes may be prepaid, at the Borrower's option, in whole or in part on the first business day of each April and October, without premium or penalty, in principal amounts of One Million and 00/100 Dollars ($1,000,000.00) or in additional amounts which are even multiples of One Hundred Thousand and 00/100 Dollars ($100,000.00), by giving written, telegraphic or oral notice to the Lender not later than thirty (30) days prior to the date on which such prepayment is to be made provided that no prepayment may be made under the Term Note so long as a balance remains outstanding under the Revolving Credit Note. However, in the event of such repayment, up to Five Million and 00/100 Dollars ($5,000,000.00) may be borrowed under the Revolving Note provided such amount is repaid within ten (10) business days. When such notice of prepayment has been given to the Lender, the applicable principal amount of the Term Notes together with accrued interest thereon to the date of prepayment shall become due and payable on the designated prepayment date.

         3.4 ADDITIONAL AMOUNTS. In connection with each Term Loan made by Lender hereunder, Borrower shall from time to time upon the written request of Lender pay Lender such additional amounts as shall be sufficient to compensate Lender for all fees, assessments and costs of borrowing incurred by Lender relating directly to such Term Loan. All amounts payable pursuant to this
Section 3.4 shall be based upon Lender's reasonable allocation of the aggregate of such costs and shall be set forth in reasonable detail in the written request for payment, which written request shall be prima facie evidence, absent manifest error, as to the amount thereof.


         SECTION 4.  CONDITIONS OF BORROWING

         4.1 CONDITIONS PRECEDENT TO THE INITIAL LOANS.  Unless waived by
Lender in its sole discretion, the obligation of the Lender to make the initial Revolving Credit Loan and the Initial Term Loan is subject to the fulfillment, in a manner satisfactory to the Lender and counsel for the Lender, of each of the following conditions precedent. The Lender shall have received on or before the day of the disbursement of the proceeds of the initial Revolving Credit Loan and the Initial Term Loan in form and substance satisfactory to the Lender and counsel for the Lender:

         (a) REVOLVING CREDIT NOTE AND TERM NOTE. The duly executed Revolving Credit Note and Term Note in the forms attached as Exhibits A and B to this Agreement, respectively.

         (b) RESOLUTIONS OF BOARD. Certified copies of the resolutions of the board of directors of the Borrower authorizing the execution of this Agreement, the Revolving Credit Note and the Term Note and all other documents, instruments and certificates contemplated herein.

         (c) SECRETARY'S CERTIFICATE. A signed copy of a certificate of the Secretary or an Assistant Secretary of the Borrower (which shall be dated as of the date of this Agreement) which shall certify the names of the officers of the Borrower authorized to sign this Agreement, the Notes and the other documents or certificates to be delivered pursuant to this Agreement together with the true signatures of such officers.

         4.2 CONDITIONS PRECEDENT TO EACH LOAN. The obligation of the Lender to make the Initial Term Loan, any Revolving Credit Loan and any Additional Term Loan pursuant to this Agreement shall be subject to the following additional conditions precedent; namely, that on the date of such loan the following statements shall be correct and the request for a loan shall constitute a representation and warranty that such statements are true and correct:

         (a) The representations and warranties contained in Section 5 of this Agreement are correct as of such date as though made on and as of such date.

         (b) No Default or Event of Default has occurred and is continuing or would result from such Initial Term Loan, Revolving Credit Loan or any Additional Term Loan.


         SECTION 5.  WARRANTIES

         5.1 REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

         (a) The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document to which it is a party, and the consummation of the transactions contemplated hereby or thereby are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or bylaws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, the consequences of which would be likely to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease or other instrument in each case involving Debt obligations of the Borrower AND/OR its parent company and its Subsidiaries of One Million and 00/100 Dollars ($1,000,000.00) or more or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower AND/OR its parent company and its Subsidiaries, other than Liens permitted by Section 6.2 or Liens arising under the Loan Documents. None of the Borrower AND/OR its parent company or its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be likely to have a Material Adverse Effect.

         (b) This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally.

         (c) There is no action, suit, investigation, litigation or proceeding affecting the Borrower, its parent company or any of its Subsidiaries pending or, to the best of its knowledge, threatened before any court, governmental agency or arbitrator that would be likely to have a Material Adverse Effect or (ii) would be likely to materially adversely affect the legality, validity or enforceability of this Agreement and the other Loan Documents (taken as a whole) or the consummation of the transactions contemplated hereby.

         (d) The Borrower, the parent company and each of its Subsidiaries are in material compliance with all material laws and regulations relating to pollution and environmental control or employee safety in all domestic jurisdictions in which the Borrower, its parent company and its Subsidiaries are presently doing business, other than those the non-compliance with which would not be likely to have a Material Adverse Effect.


         SECTION 6.  COVENANTS OF THE BORROWER

         6.1 AFFIRMATIVE COVENANTS. So long as any Revolving Credit Loans or Term Loans shall remain unpaid, or the Lender shall have any Commitment hereunder, the Borrower will cause to or will, unless the Lender shall otherwise consent in writing:

         (a) COMPLIANCE WITH LAWS, ETC. Pay and discharge, and cause its parent company and each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so would not be likely to have a Material Adverse Effect.

         (b) PAYMENT OF TAXES, ETC. Pay and discharge, and cause ITS PARENT COMPANY AND each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property which would by law become a Lien (other than a Permitted Lien) upon its property; provided, however, that neither the Borrower, its parent company, NOR any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

         (c) COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply, and cause each of its PARENT COMPANY AND ITS Subsidiaries to comply, with all material laws and regulations relating to pollution and environmental control or employee safety which may be imposed in the future in jurisdictions in which the Borrower, its parent company or any of its Subsidiaries may then be doing business, other than those the noncompliance with which would not be likely to have a Material Adverse Effect; and if required to do so under any applicable Environmental Law, undertake, and cause each of its Subsidiaries to undertake, any cleanup, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property in accordance with the requirements of all such applicable Environmental Laws and in accordance with orders and directives of all governmental authorities; provided that neither the Borrower, its parent company nor any of its Subsidiaries shall be required to take any such action where the failure to do so would not have a Material Adverse Effect.

         (d) MAINTENANCE OF INSURANCE. Maintain, and cause its parent company and each of its Material Subsidiaries to maintain, insurance with reputable insurance companies or associations in such amounts, with such retention and deductibles, and covering such risks as are in accordance with normal industry practice.

         (e) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause ITS PARENT COMPANY AND each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises except to the extent that the failure to do so would not be likely to have a Material Adverse Effect; provided, however, that the Borrower, its parent company and its Subsidiaries may consummate any transaction permitted under Section 6.2 (e); and provided further that neither the Borrower, its parent company or any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower, its parent company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, its parent company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, its parent company, such Subsidiary or the Lender.

         (f) VISITATION RIGHTS. At any reasonable time and upon prior notice, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, its parent company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower, its parent company and any of its Subsidiaries with any of their officers or, if reasonably requested by the Lender through the officers of the Borrower, its parent company or such Subsidiary and with their independent certified public accountants.

         (g) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause its parent company and each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and do, or cause to be done, all things necessary to preserve and keep in full force and effect its material licenses, permits, copyrights, patents, trademarks, service marks, trade names and rights with respect thereto, except in each case to the extent that the failure to do so would not be likely to have a Material Adverse Effect.

         6.2 NEGATIVE COVENANTS. So long as any Revolving Credit Loans or Term Loans shall remain unpaid, or the Lender shall have any Commitment hereunder, the Borrower (and with respect only to (a)(ii), (b)(ii) and (c) herein any Restricted Subsidiary) will not (or will cause to not), at any time, without the written consent of the Lender:

         (a) LIENS, ETC. (i) Create, incur, assume or suffer to exist, or permit its parent company and any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character whether now owned or hereafter acquired other than:

         (A)  Permitted Liens;

         (B)  Liens securing Indebtedness permitted by Sections 6.2 (b)  (F),
    (G) and (H);

         (C) the replacement, extension or renewal of any Lien permitted by clauses (A) and (B) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the indebtedness secured thereby; or

         (D)  [Intentionally Deleted.]

              (ii) Incur any mortgage, security interest, pledge or lien ("Mortgage") upon any Principal Property, or shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by the Borrower, its parent company or any Restricted Subsidiary other than: (a) Mortgages on any Principal Property existing at the time of the acquisition thereof or arising at the time of acquisition, construction or improvement, or within one hundred twenty (120) days thereafter, to secure the purchase price thereof or to secure the cost of construction or improvement of such Principal Property provided that in the case of construction or improvement the Mortgage shall not apply to any property theretofore owned by the Borrower, its parent company or any Restricted Subsidiary except substantially unimproved real property on which the property so constructed or the improvement is located; (b) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with the Borrower, its parent company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) substantially as an entirety to the Borrower or a Restricted Subsidiary;
    (c) Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary; (d) Mortgages securing indebtedness of Borrower's parent company or a Restricted Subsidiary to the Borrower; (e) Mortgages in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages; (f) Mortgages representing the extension, renewal or replacement of Mortgages existing on the date of the Mortgages referred to in the foregoing clauses (a) through (e); and (g) Mortgages imposed by law and similar Mortgages.

         (b) INDEBTEDNESS. (i) Create, incur, assume or suffer to exist, or permit its parent company or any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness other than:

              (A) Indebtedness arising under the Loan Documents;

              (B) Unless Lender's Treasurer approves such other amount in writing: (i) up to One Million and 00/100 Dollars ($1,000,000.00) of trade letters of credit maturing by their terms, but in any event, within one year from the dates incurred; and (ii) up to Ten Million and 00/100 Dollars ($10,000,000.00) of Indebtedness in respect of acceptances, warehouse receipts or similar facilities, (all maturing by their terms, but in any event, one year from the dates incurred) and entered into in the ordinary course of business;

              (C) Guaranties in respect of Indebtedness under (E) to the extent the Indebtedness is short term and incurred in the ordinary course of business;

              (D) Guaranties in the ordinary course of business in respect of obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries in an amount not to exceed the amount which Borrower would otherwise be able to incur for such obligations in its own right;

              (E) Third Party Indebtedness of the Borrower's parent company or its Subsidiaries organized outside the United States in an aggregate principal amount not exceeding at any time Thirty Million and 00/100 Dollars ($30,000,000.00), unless the Treasurer or Assistant Treasurer of Lender approves such other amount in writing;

              (F) Indebtedness arising under Capitalized Leases incurred in respect of capital expenditures permitted by Section 6.4 (c);

              (G) Indebtedness of the Borrower AND/OR its parent company owed to any of its Subsidiaries or any Indebtedness of the Borrower's Subsidiaries AND/OR its parent company owed to the Borrower;

              (H) [INTENTIONALLY DELETED.]

              (I) any renewal or extension of the foregoing Indebtedness in an amount not exceeding the amount outstanding at the time of such renewal or extension;

              (J) the Existing Indebtedness, and any Indebtedness extending the maturity or refunding, in whole or in part, of any Existing Indebtedness, provided that the terms of any such extending or refunding of the Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents and certain covenants that are no more onerous than the stricter of those covenants of this Agreement (taken as a whole) or those covenants applicable to such Existing Indebtedness on the date hereof and further provided that the principal amount of such Existing Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension or refunding (including additional Indebtedness to the extent necessary to finance the payment of premiums, make-wholes or similar payments incurred in connection with such extension or refunding), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension or refunding, and;

              (K) Indebtedness WHICH IS SHORT-TERM OR LESS THAN ONE YEAR (up to an amount of One Million and 00/100 Dollars {$1,000,000.00}, unless Lender's Treasurer approves such other amount in writing) incurred in the ordinary course of business in respect of general obligations.

                   (ii) Issue, ASSUME, GUARANTEE, OR PERMIT ITS PARENT COMPANY OR ANY OF ITS SUBSIDIARIES to issue assume or guarantee any indebtedness for borrowed money other than (a) [INTENTIONALLY DELETED], (b) indebtedness to a Restricted Subsidiary, (c) indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged with or into or consolidated with a Restricted Subsidiary or existing at the time of a sale or transfer of all or substantially all of the properties of such corporation to a Restricted Subsidiary and indebtedness incurred to extend, renew or replace indebtedness of the kind referred to in this clause outstanding at the time of such extension, renewal or replacement and (d) [INTENTIONALLY DELETED].

         (c) SALE AND LEASEBACK. Enter (or permit ITS parent company or ANY OF ITS Subsidiaries to ENTER) into any sale and leaseback transactions of any Principal Property (except for transactions involving temporary leases for a term of three (3) years or less--but up to five (5) years with the consent of the Lender and in any event, Borrower shall give Lender forty-five (45) days prior written notice of any proposed transaction.

         (d) HEDGE AGREEMENTS.    Enter (or allow its parent company or ANY OF
    ITS Subsidiaries to enter) into any Hedge Agreements exceeding at any one time an aggregate amount of Five Million Dollars ($5,000,000.00) without the specific written approval of the Treasurer or Assistant Treasurer of Lender (excluding commodity agreements).

         (e) CHANGE OF CAPITAL STOCK OWNERSHIP/MERGERS, ETC. Permit any change in the capital stock ownership or merge into or consolidate with any Person or permit any Person to merge into it, or permit its parent company or any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge into or consolidate with, or transfer all or a portion of its assets to, any other Subsidiary of the Borrower and any Subsidiary or Affiliate of the Lender, provided that, in the case of any such consolidation, the Person formed by such consolidation shall be a Subsidiary of the Borrower, (ii) any of the Borrower's Subsidiaries may merge into the Borrower if the Borrower is the surviving corporation and
    (iii) the Borrower may merge into a wholly owned Subsidiary of the Borrower that (A) is incorporated under the laws of any of the States of Delaware, New York or Ohio and (B) has no material assets or liabilities, for the sole purpose of changing the state of incorporation of the Borrower if the surviving corporation shall expressly assume the liabilities of the Borrower under the Loan Documents; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

         (f) SALES, ETC. OF ASSETS. Sell, lease, transfer or otherwise dispose or permit its parent company or any of its Subsidiaries to sell, lease, transfer or otherwise dispose of any assets or Principal Properties of the Borrower, its parent company and its Subsidiaries (except equipment and personal property sold, leased, transferred or otherwise disposed of in the ordinary course of business) without Lender's consent and for less than Fair Market Value, except in a transaction authorized above by subsection
    (e) of this Section; provided, however, that with respect to any sale, lease, transfer or other disposition of any assets, immediately after giving effect thereto, no event shall occur and be continuing that constitutes an Event of Default under Sections 7.1 (a), (b), (c) or (f).

         (g) DIVIDENDS, ETC. Declare or pay any or permit its parent company or any of its Subsidiaries to declare or pay dividends from foreign Subsidiaries without the prior approval of Lender's tax department; issue or permit its parent company or any of its Subsidiaries to issue any capital stock or, any options or warrants of capital stock; purchase, redeem, retire, defease or otherwise acquire or permit its parent company or any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Preferred Stock so long as there remains a balance outstanding under the Revolving Credit Note.

         (h) CHANGE IN NATURE OF BUSINESS. Make any material change OR PERMIT ITS PARENT COMPANY OR ANY OF ITS SUBSIDIARIES TO MAKE ANY MATERIAL CHANGE in the nature of its business taken as a whole as carried on at the date of the Credit Agreement, other than as a result of (i) dispositions of assets or businesses approved by the Board of Directors of the Borrower or (ii) business activities engaged in by the Borrower, its parent company or its Subsidiaries on or prior to such date and other similar or related activities.

         (i) ACCOUNTING CHANGES. Make or permit, or permit its parent company or any of its Material Subsidiaries to make or permit, any change in its fiscal year any significant change in accounting polices or reporting practices, except as required or permitted by generally accepted accounting principles.

         6.3 REPORTING REQUIREMENTS. So long as any Revolving Credit Loans or Term Loans shall remain unpaid, or Lender shall have any Commitment hereunder, the Borrower will or will cause, unless the Lender shall otherwise consent in writing, furnish to the Lender:

         (a) DEFAULT NOTICE. As soon as possible and in any event within three Business Days after any officer of the Borrower obtains knowledge of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details thereof and the action that the Borrower has taken and proposes to take with respect thereto.

         (b) QUARTERLY FINANCIALS. As soon as available and in any event within twenty (20) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower, its parent company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower, its parent company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that, to the knowledge of such officer, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule setting forth in reasonable detail the computations used by the Borrower in determining compliance with the covenants contained in Section 6.4.

         (c) ANNUAL FINANCIALS. As soon as available and in any event within forty-five (45) days after the end of each fiscal year of the Borrower, a copy of the annual financial report (audited, if otherwise required by Lender) for such year for the Borrower, its parent company and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower, its parent company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower, its parent company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion, acceptable to the Lender, of Deloitte & Touche or other independent public accountants of recognized standing, acceptable to Lender together with (i) a certificate of such accounting firm (if required) to the Lender stating that in the course of the regular audit of the business of the Borrower, its parent company and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof (provided that in no event shall such accountants be liable as a result of this Agreement by reason of any failure to obtain knowledge of any Default that would not be disclosed in the course of their audit examination); (ii) a schedule setting forth in reasonable detail the computations used by such accountants in determining, as of the end of such fiscal year, compliance with the covenants contained in Section 6.4 (if required), and; (iii) a certificate of the chief financial officer of the Borrower stating that, to the knowledge of such officer, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

         (d) BUDGETS. Not more than thirty (30) days after the commencement of each fiscal year of the Borrower, budgets of the Borrower, its parent company and its Subsidiaries on a Consolidated Basis in reasonable detail for each of the four fiscal quarters of such fiscal year as customarily prepared by Lender's management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.

         (e) CASH FLOW FORECASTS. Not more than three (3) business days after a request from the Lender and in any event five (5) days prior to the start of each fiscal quarter, cash flow forecasts of Borrower and its parent company and its Subsidiaries in reasonable detail as customarily provided by management for its internal use.

         (f) LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, its parent company or any of its Subsidiaries which the Borrower reasonably believes would be likely to have a Material Adverse Effect.

         (g) ENVIRONMENTAL MATTERS. Promptly after obtaining knowledge of any of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be likely to have a Material Adverse Effect, written notice of (i) any pending or threatened material Environmental Claim against the Borrower, its parent company or any of its Subsidiaries or any Real Property; (ii) any condition or occurrence on any Real Property that (x) results in material noncompliance by the Borrower, its parent company or any of its Subsidiaries with any applicable Environmental Law or (y) would be likely to form the basis of a material Environmental Claim against the Borrower, its parent company of any of its Subsidiaries or any Real Property; (iii) any condition or occurrence on any material Real Property that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law; and (iv) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's response thereto.

         (h) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, its parent company or any of its Subsidiaries as the Lender may from time to time reasonably request (including forty-five (45) days prior written notice of any proposed sale/leaseback transaction).

         6.4 FINANCIAL COVENANTS. So long as any Revolving Credit Loans or Term Loans shall remain unpaid, or Lender shall have any Commitment hereunder, the Borrower will cause to, unless the Lender otherwise consents in writing:

         (a) EBITDA/CONSOLIDATED NET INTEREST EXPENSE AND/OR SENIOR AND JUNIOR PREFERRED STOCK DIVIDENDS. Maintain a ratio of EBITDA to Consolidated Net Interest Expense and Senior AND/OR Junior Preferred Dividends of not less than the amount set forth below for each period of four consecutive fiscal quarters ended at the dates set forth below:

         QUARTER ENDING                RATIO

         September 30, 1997            1.60:1.00
         December 31, 1997             1.60:1.00
         March 31, 1998                1.60:1.00
         June 30, 1998                 1.60:1.00
         September 30, 1998            1.60:1.00
         December 31, 1998             1.60:1.00
         March 31, 1999                1.60:1.00
         June 30, 1999                 1.67:1.00
         September 30, 1999            1.74:1.00
         December 31, 1999             1.81:1.00

         (b) CONSOLIDATED NET DEBT OR SENIOR AND JUNIOR PREFERRED STOCK AND/OR ALL DEBT/EBITDA RATIO. Maintain a ratio of Consolidated Net Debt and Senior and Junior Preferred Stock and/or All Debt/ EBITDA of not more than the amount set forth below for each period of four consecutive fiscal quarters ended at the dates set forth below:

         QUARTER ENDING                RATIO

         September 30, 1997            7.42:1.00
         December 31, 1997             7.42:1.00

         March 31, 1998                7.11:1.00
         June 30, 1998                 6.81:1.00
         September 30, 1998            6.49:1.00
         December 31, 1998             6.19:1.00
         March 31, 1999                5.97:1.00
         June 30, 1999                 5.76:1.00
         September 30, 1999            5.54:1.00
         December 31, 1999             5.32:1.00

         (c) CAPITAL EXPENDITURES. Not make, nor permit its parent company or any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower, its parent company and its Subsidiaries to exceed One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00) for the fiscal year ended December 31, 1996 and thereafter in any fiscal year to exceed the amount as approved by the Board of Directors of Lender provided that Capital Expenditures shall not include any portion of any acquisition unless Borrower elects to include any portion thereof in Capital Expenditures.


         SECTION 7.  EVENTS OF DEFAULT

         7.1 EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

         (a) the Borrower shall fail to pay when due any principal of any Revolving Credit Loan or Term Loan, or the Borrower shall fail to pay any interest or other amount due under any Loan Document and such failure shall continue for three or more Business Days; or

         (b) any representation or warranty made by the Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

         (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 6.1 (e), 6.2 or 6.4; or

         (d) the Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been received by the Borrower from the Lender; or

         (e) the Borrower, its parent company or any of its Subsidiaries shall default in any payment with respect to any Indebtedness of the Borrower, its parent company and its Subsidiaries, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

         (f) the Borrower, its parent company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, its parent company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower, its parent company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

         (g) any judgment or order for the payment of money (to the extent not paid or fully covered by insurance, provided by a carrier that has acknowledge coverage) shall be rendered against the Borrower, its parent company nor any of its Subsidiaries and any such judgment, or order shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

         (h) from and after the date hereof, the combination of shareholders of the Borrower and its Affiliates on the date hereof cease to have beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) directly or indirectly, of Voting Stock (or other securities convertible into such Voting Stock) representing one hundred percent (100%) of the combined Voting Stock of the Borrower; or

         (i) (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code; any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability; or the Borrower, its parent company, any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502 (i), 502 (1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971
    or 4975 of the Internal Revenue Code; and (ii) there shall result from any such event or events referred to in clause (i) above the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability, on the part of the Borrower, its parent company, any of its Subsidiaries or any ERISA Affiliate, which in each case would be likely to have a Material Adverse Effect;

then, and in any such event, the obligation of the Lender to make Revolving Credit Loans shall terminate and the Lender may, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable and shall bear interest at an annual rate of eighteen percent (18%) or the maximum amount allowable by law, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the obligation of the Lender to make Revolving Credit Loans shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, and shall bear interest at an annual rate of eighteen percent (18%) or the maximum amount allowable by law, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

         The Lender may take whatever action at law or in equity may appear necessary or desirable to collect the payments described in section (a) hereof or other sums due hereunder and thereafter to become due during the term of this Agreement or enforce performance and observance of any obligation, agreement or covenant of Borrower under this Agreement.

         SECTION 8.  MISCELLANEOUS

         8.1 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         8.2 NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Borrower, at its address at 180 East Broad Street, Columbus, Ohio, 43215-3799, Attention: Chief Financial Officer or Treasurer, Fax No. (614) 225-3339; if to the Lender at its address at 180 East Broad Street, Columbus, Ohio 43215-3799, Attention: Cash Manager, Fax No. (614) 225-4930 or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answer-back or delivered to the cable company, respectively.

         8.3 NO WAIVER; REMEDIES. No failure on the part of the Lender to exercise, and no delay in exercising any right hereunder or under any Note shall operate as a waiver thereof; not shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         8.4 INDEMNIFICATION.

         (a) The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claim, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement (including, without limitation, the Notes and any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Revolving Credit Loans and Term Loans) whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss liability or expense results from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Lender or any of its Affiliates or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Revolving Credit Loans or Term Loans.

         Each Indemnified Party agrees to notify the Borrower, promptly after obtaining actual knowledge thereof, of the assertion against it or any other Person of any claim or the commencement of any action or proceeding relating to this Agreement (including, without limitation, the Notes and any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Revolving Credit Loans or Term Loans) which such Indemnified Party considers to be a claim, action or proceeding with respect to which it is entitled to indemnification hereunder, but failure to so notify will not relieve the Borrower from any liability under this Section 8.4 (a). Each Indemnified Party will be entitled to defend any such claim, action or proceeding, and may employ or retain counsel to represent it in, and to defend, such claim, action or proceeding and the Borrower will pay the reasonable and documented fees and out-of-pocket expenses of such counsel; provided, however, that Indemnified Parties shall, to the extent practicable, choose one counsel to act on their behalf at the Borrower's expense, which counsel, at the request of the Borrower, shall also represent and defend the Borrower in such claim, action or proceeding unless an Indemnified Party reasonably determines based on an opinion of outside counsel that having common counsel would present such counsel with a conflict of interest. In the event of such determination, such Indemnified Party or Parties shall not be required to share counsel and shall be entitled to full indemnification for such counsel's fees and expenses as otherwise provided herein.

         (b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 8.4 shall survive the payment in full of the principal and interest hereunder and under the Notes.

         8.5 GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Ohio.

         8.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         8.7 WAIVER OF JURY TRIAL. The Borrower and the Lender hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Revolving Credit Loan, the Term Loan or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

         8.8 AMENDMENTS TO THE CREDIT AGREEMENT. Borrower and Lender agree that this Agreement shall be amended if any modification is made to the Credit Agreement which modification is specifically applicable to the Borrower and is approved by the Lender for inclusion in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


BORDEN CHEMICAL, INC.



By: /s/ E. H. Inbusch
   ---------------------------------
        Name: E. H. Inbusch
          Title:  Treasurer




BORDEN, INC.



By: /s/ Ronald P. Starkman
   ---------------------------------
        Name: Ronald P. Starkman
          Title: Senior Vice President

$40,000,000.00                                              Dated:  July 1, 1996


         FOR VALUE RECEIVED, the undersigned, Borden Chemical, Inc., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Borden, Inc. (the "Lender") (as defined in the Loan Agreement referred to below) the aggregate principal amount of the Revolving Credit Loans (as defined below) owing to the Lender by the Borrower pursuant to the Loan Agreement (as defined below) on December 31, 1997.

         The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

         Both principal and interest are payable in lawful money of the United States of America to Borden, Inc.. Treasury Department, 180 East Broad Street, Columbus, Ohio 43215-3799, in same day funds. Each Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

         This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement dated as of July 1, 1996 (as amended, supplemented or otherwise modified form time to time, the "Loan Agreement") between the Borrower and the Lender. The Loan Agreement, among other things, (i) provides for the making of loans (the "Revolving Credit Loans") by the Lender to the Borrower from time to time in any aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above-mentioned, the indebtedness of the Borrower resulting from each Revolving Credit Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.


                                  BORDEN CHEMICAL, INC.

                                  By: /s/ E. H. Inbusch
                                     ------------------------------
                                  Title: Treasurer

                   REVOLVING CREDIT LOANS AND PAYMENTS OF PRINCIPAL


================================================================================
               AMOUNT OF       AMOUNT OF          UNPAID
               REVOLVING     PRINCIPAL PAID      PRINCIPAL      NOTATION
    DATE      CREDIT LOAN      OR PREPAID         BALANCE        MADE BY
--------------------------------------------------------------------------------


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--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------



--------------------------------------------------------------------------------


================================================================================

                                      TERM NOTE



$0.00                                                       Dated:  July 1, 1996


         FOR VALUE RECEIVED, the undersigned Borden Chemical, Inc., a Delaware corporation (the "Borrower") HEREBY PROMISES TO PAY to the order of Borden, Inc. (the "Lender") the aggregate principal amount of the Term (as defined below) owing to the Lender by the Borrower pursuant to the Loan Agreement (as defined below) on November 30, 1999.

         The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

         Both principal and interest are payable in lawful money of the Unites States of America to Borden, Inc., Treasury Department, 180 East Broad Street, Columbus, Ohio 43215-3799, in same day funds. Each Term Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

         This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement dated as of JANUARY 1, 1996 (as amended, supplemented or otherwise modified form time to time, the "Loan Agreement") between the Borrower and the Lender. The Loan Agreement, among other things, (i) provides for the making of loans (the "Term Loan") by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above-mentioned, the indebtedness of the Borrower resulting from such Term Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.


                                  BORDEN CHEMICAL, INC.

                                  By: /s/ E. H. Inbusch
                                     --------------------------------
                                   Title: Treasurer




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                         TERM LOAN AND PAYMENTS OF PRINCIPAL

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                               AMOUNT OF          UNPAID
               AMOUNT OF     PRINCIPAL PAID      PRINCIPAL      NOTATION
    DATE      TERM LOAN        OR PREPAID         BALANCE        MADE BY
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